ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of 12:01 a.m. on February 13, 2006 (the “Effective Time”), by and between Bluestar Health, Inc., a Colorado corporation maintaining an address at 19901 Southwest Freeway, Sugar Land, TX 77479 (“Bluestar”) and Bluestar Acquisition, Inc., a Texas corporation and a subsidiary of Bluestar (the “Purchaser”), on the one hand, and Gold Leaf Homes, Inc., a Texas corporation maintaining business offices at 5802 FM 1488, Magnolia, TX 77354, (“Seller”) and Tom Redmon (the “Shareholder”) (hereinafter the Seller and the Shareholder are sometimes referred to, individually as a “Seller Party” and collectively as the “Seller Parties”), on the other hand.

BACKGROUND INFORMATION

Seller is in the business of building custom homes (the “Business”), and the Shareholder is the owner of all of the capital stock in Seller. This Agreement sets forth the terms and conditions upon which Purchaser is acquiring from Seller, and Seller is selling and delivering to Purchaser, certain assets of the Business.

OPERATIVE PROVISIONS

In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Shareholder and Purchaser hereby mutually agree as follows:

1.    SALE AND TRANSFER OF ASSETS; CLOSING.

1.1.    Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Sellers’ right, title, and interest in and to certain of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located as specifically set forth on Exhibit A (the “Assets”), but excluding the Excluded Assets (hereinafter defined). Notwithstanding anything herein to the contrary, the transfer of the Assets pursuant to this Agreement will remain subject to the Security Interest presently held by each of the construction lenders listed in Exhibit B.

1.2.    Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Effective Time.

1.2.1    all minute books, stock records and corporate seals;

1.2.2    any equity securities of Seller held in treasury;

1.2.3    all personnel records and other records that Seller is required by law to retain in its possession;

1.2.4    all rights in connection with and assets of any employee benefit plans maintained by Seller;

1.2.5    cash and bank deposits of Seller as of the Effective Time;

1.2.6    all rights of Seller under this Agreement; and

1.2.7    all assets, if any, specifically set forth on Schedule 1.2.

1.3.   Consideration. The consideration for the purchase of the Assets (the “Purchase Price”) will be Thirty Seven Million (37,000,000) shares of Purchaser’s common stock (the “Shares”).

1.4.   Liabilities. At the Closing, Purchaser shall assume and agree to discharge only the obligations of Seller set forth in Exhibit B (the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of Seller or the Shareholder; and Seller shall pay, perform and discharge all of such Liabilities in accordance with their terms. For purposes of this Agreement, the term “Liabilities” means any existing or future liability, obligation, debt, account payable, lease obligation, contract, agreement, duty or commitment of Seller or Shareholder of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of Seller or the Shareholder.

1.5.   Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) shall take place at the offices of the Purchaser on February 13, 2006, (the “Closing Date”) or at such other time and place as the parties shall agree. At the Closing the parties shall deliver the following documents:

1.5.1   Selling Parties’ Deliveries at the Closing. Seller and the Shareholder shall deliver to Purchaser at the Closing the following items:

(i)	a Bill of Sale from Seller to Purchaser in form and substance acceptable to Purchaser;

(ii)
a copy of the resolutions duly adopted by Seller’s Board of Directors and Shareholder authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of Seller;

(iii)	unaudited financial statements and management reports for each monthly financial period subsequent to December 31, 2005 and prior to the Effective Time;

(iv)	evidence that any and all security interests covering the Assets have been released by Seller’s lenders or transferred to Purchaser;

(v)	a signed copy of that certain Transitional Agreement dated February 13, 2006 (the “Transitional Agreement”), a copy of which is attached hereto as Exhibit C; and

(vi)	all other documents or instruments required by this Agreement or reasonably required by Purchaser’s counsel to consummate the Contemplated Transactions.

1.5.2   Purchaser’s Deliveries at the Closing. At the Closing, or as otherwise set forth below, Purchaser shall deliver the following:

1.5.2.1  Purchaser shall deliver to Seller:

(i)  a copy of the resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of  the  Contemplated Transactions, certified by an officer of Purchaser; and

(ii)  all other documents or instruments required by this Agreement or reasonably required by Purchaser’s counsel to consummate the Contemplated Transactions.

1.5.2.2  Purchaser shall deliver the Shares to The Lebrecht Group, APLC (the “Escrow Agent”a) to be distributed pursuant to that certain Escrow Agreement dated as of the Closing Date (the “Escrow Agreement”), a copy of which is attached hereto as Exhibit D.

2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. The Seller Parties, jointly and severally, represent and warrant to Purchaser as follows, which representations and warranties shall survive the consummation of the Contemplated Transactions:

2.1.    Organization; Power; Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) the Assets and to perform all of its obligations. Seller has the corporate power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets as contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the Contemplated Transactions have been properly and duly authorized by Seller. Shareholder has the authority to enter into this Agreement and consummate the Contemplated Transactions. This Agreement and all other agreements executed in connection with the Contemplated Transactions constitute, or will constitute upon execution, the legal, valid and binding obligations of Seller and Shareholder, enforceable in accordance with their respective terms.

2.2.    No Conflict or Violation; Approvals. The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Seller’s articles of incorporation or by-laws; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Seller or the Shareholder is a party or by which any of the Assets are bound; (c) violate by Seller or Shareholder any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets. No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Seller or Shareholder in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as have been received by Seller or Shareholder prior to the Closing.

2.3.    Capitalization. The Shareholder owns 100% of the outstanding capital stock of Seller free and clear of all encumbrances. No other person has a contract right, whether by issuance, sale, transfer, or otherwise to any capital stock of Seller. Seller has no subsidiaries.

2.4.    Financial Statements. Seller has delivered to the Purchaser complete and correct copies of audited financial statements of Seller for the periods ended as of December 31, 2004 and December 31, 2005 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated; are consistent with the books and records of the Business; and present fairly the financial condition and results of operations of the Business as of the date thereof and the period then ended. There has not been any change in the assets, liabilities, financial condition or operations of Seller from that reflected in the Financial Statements for the period ending as of the Closing Date, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse. Except to the extent reflected or reserved against or noted in the Financial Statements, Seller had, as of the date thereof, no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including without limitation tax liabilities, whether incurred in respect to or measured by Seller’s income for any period prior to the date of such Financial Statements, or arising out of transactions entered into, or any set of facts existing prior thereto. There exists no basis for the assertion against Seller or the Business as of the date hereof or as of the date of the Financial Statements, of any material liability of any nature or in any amount not fully reflected or reserved against or noted in the Financial Statements.

2.5.    Title. Seller has good and marketable title to all of the Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature (“Liens”). As of the Closing Date, Purchaser shall acquire good and marketable title to all of the Assets free and clear of all Liens, except those set forth in Exhibit B. The Assets constitute all of the assets (tangible and intangible, and including, but not limited to, all intellectual property assets) necessary to operate the Business in the manner presently operated by Sellers and each of the Assets is in good operating condition and repair, normal wear and tear excepted. Without limitation the Assets include all of Seller’s right, title, and interest in and to the following (in each case except for the Excluded Assets), wherever located:

2.5.1    All of Seller’s office equipment and furniture (collectively, the “Equipment”), including, without limitation, the Equipment disclosed in Exhibit A.

2.5.2    All inventories of Seller and all goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Business (the “Inventory”). All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements, as the case may be.

2.6   Material Contracts. Other than as set forth in Schedule 2.6, Seller is not a party to any contract under which Seller paid (a) $10,000 or more during the 12 month period ending December 31, 2005, (b) received $10,000 or more during the 12 month period ending December 31, 2005, or (c) would, absent this Agreement and the Contemplated Transactions, reasonably expect to pay or receive $10,000 or more for the 12 month period immediately following the Closing Date. Neither the Seller nor the Shareholder is subject to any contract: (i) that contains covenants limiting the freedom of Seller or the Shareholder to compete in any line of business in any geographic area; (ii) that requires Seller to share any profits, or requires any payments or other distributions based on profits, revenues or cash flows; (iii) pursuant to which third parties have been provided with products that can be returned to Seller in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate; or (iv) that has had or, assuming that Purchaser complies with its obligations thereunder, may in the future have a material adverse effect upon the business, earnings, financial condition, or prospects of Purchaser.

2.7   Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller Parties, threatened against or affecting the Assets or the operation of the Business before any foreign, federal, state, local or other governmental authority or agency, or involving any private parties.

2.8     Compliance with Laws. The operation of the Business and the Assets conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental agencies, whether national, state or local, having jurisdiction there-over, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Seller and/or the Assets or, to the Sellers’ Parties knowledge, may in the foreseeable future be made by any such agency.

2.9     Employee Benefit Plans. Seller has no formal or informal health, dental, vision, life, retirement, profit sharing, deferred compensation, pension, stock options, sick leave or sick time employee benefit plans in effect.

2.10   Employee Matters.

  2.10.1   List of Personnel. Schedule 2.10.1 contains a true and complete list of the names and current compensation levels of all active employees involved in the Business as of the date hereof. Since December 31, 2005, there has been no increase in the compensation of the employees of Seller.

  2.10.2   Employee Relations. There is no labor strike, dispute, slowdown, stoppage, similar activity pending or, to the knowledge of the Seller Parties, threatened against Seller pertaining to the Business or the employees involved in the Business. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Seller Parties, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Seller or the Shareholder pertaining to the Business or the employees of the Business, and, to the knowledge of the Seller Parties, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

  2.10.3   No Liabilities or Obligations. Except as reflected on the Financial Statements Seller has no liabilities or obligations to any beneficiaries, governmental authorities, or any other parties arising out of or relating to any employee claims.

  2.10.4   Worker’s Compensation Insurance Coverage and Claims.. Seller has in full force and effect worker’s compensation coverage in each jurisdiction in which Seller is required to maintain such coverage by applicable state law. Seller has paid or accrued all workers’ compensation premiums required to be paid in each jurisdiction in which Seller is required to maintain such coverage by applicable state law.

2.11         Taxes. The Seller Parties have filed all required tax returns in connection with the Assets and the operation of the Business. All tax returns filed by Seller or the Shareholder in connection with the Assets and the operation of the Business are true, correct, and complete. The Seller Parties have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Seller or the Shareholder in connection with the Assets and the operation of the Business, or pursuant to any assessment received by Seller or the Shareholder. There exists no proposed tax assessment against Seller or any shareholder of the Seller in connection with the Assets and the operation of the Business. All taxes that Seller or the Shareholder is required to withhold or collect in connection with the operation of the Assets and the Business have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

2.12         Environmental Matters. Seller has duly complied with, and the Business and all Assets are in compliance in all Environmental Laws (hereinafter defined); there have been no citations, notices or orders of noncompliance issued to Seller under any such Environmental Laws. For the purposes of this Agreement, “Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance or other federal. State, county, provincial, local or foreign governmental requirements in effect as of the Closing Date relating to pollution, the protection of human health and the environment, or the spill of any hazardous substance in the environment. Environmental laws include, but are not limited to, the following statutes (and their implementing regulations);Comprehensive Environmental Response, compensation and Liability Act (42 U.S.C. 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the clean Air Act (42 U.S.C. 7401, et seq.), the Toxic Substance Control Act (15 U.S.C. 2601, et seq.), the Emergency Planning Community Right to Know Act (42 U.S.C. 11001, et seq.), and the Occupational Safety and Health Act of 1970. “Hazardous Substance” means any petroleum, petroleum by-products, polychlorinated biphenyl and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances, "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wasted," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law.

2.13          Broker’s or Finder’s Fees. Neither of the Seller Parties has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

2.14   Material Misstatements or Omissions. No representations or warranties by the Seller Parties in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Purchaser pursuant hereto, contains, or with respect to other documents to be delivered by the Seller Parties at Closing, will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

2.15   Information; Suitability. The Seller Parties, along with their advisors have such knowledge and experience in financial and business matters that the Seller Parties are capable of evaluating the merits and risks of the Purchase Price consideration and the Contemplated Transactions. The Seller Parties are aware that The Lebrecht Group has represented only the interests of Purchaser in connection with this Agreement and the Contemplated Transactions and the Seller Parties have sought such accounting, legal and tax advice as the Seller Parties have considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the Purchase Price Consideration and other terms and conditions of the Contemplated Transaction are fair and reasonable to the Seller Parties.

2.16   Intention. The Seller Parties have not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Seller Parties.

2.17   Value of Assets. The Seller Parties have received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions. Giving effect to the Contemplated Transactions, the fair market value of the Seller’s assets exceeds the Sellers’ total liabilities, whether accrued, absolute, contingent or otherwise. The Seller’s assets do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out the Seller’s business as conducted or as proposed to be conducted.

2.18   No Bankruptcy. No petition in bankruptcy has been filed against either the Seller or the Shareholder or any affiliate of either of them during the last seven years, and neither the Seller, the Shareholder nor any affiliate of either of them in the last seven years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither the Seller Parties nor any affiliate of the Seller Parties is contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws. None of the Seller Parties has any knowledge of any person contemplating the filing of any such petition against it or an affiliate of the Seller Parties.

2.19   Restricted Shares. Seller acknowledges that the Shares are restricted securities under Rule 144 of the Securities Act of 1933, and, therefore, when issued by the Purchaser will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Seller Parties as follows:

3.1   Organization and Power. Purchaser is a duly organized and validly existing Colorado corporation. Purchaser has the power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated.

3.2    Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by the Purchaser have been duly authorized by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3    Broker’s or Finder’s Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

4.    COVENANTS.

4.1    Funds Received After Closing. Any and all funds received by Seller after the Closing in respect of the Business, other than amounts received in respect of the Excluded Assets, shall be remitted to the Purchaser immediately upon receipt. Any and all funds received by the Purchaser after Closing in respect of the Excluded Assets shall be remitted to the Sellers immediately upon receipt.

4.2    Liabilities. All liabilities with respect to the operation of the Business not otherwise provided for herein which are paid or become payable after the Closing (hereinafter defined) shall be allocated between Purchaser and Seller according to the accounting period to which they relate. Items relating to a time prior to the Closing Date shall be paid by Seller and those relating to a time thereafter shall be paid by Purchaser. Obligations for taxes, rent, utilities, telephone service and other items which relate to a period prior to and after the Closing Date, will be prorated as of the Closing Date between Purchaser and Seller and adjusted between the parties as soon as possible after the invoices therefore are received.

4.3    Certain Employment Related Matters. Prior to the Closing, Seller will terminate all of its employees and Purchaser shall have the right, but not the obligation, to hire any or all of such employees. Each such Employee that Purchaser elects to employ shall be employed by the Purchaser on an “at-will” basis and may be terminated at any time with or without cause.

4.4    Tax Matters.

4.4.1   The Seller Parties shall pay all taxes of whatsoever kind or nature imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority (including all applicable penalties and interest, "Taxes") arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on the Seller Parties or the Purchaser, and the Seller Parties shall indemnify, reimburse and hold harmless the Purchaser in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

4.4.2   The Seller Parties on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Seller and the Purchaser as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

5.    INDEMNIFICATION.

5.1   Survival of Representations. Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the Closing forever. All statements contained herein and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

5.2   Indemnification Of Purchaser. Seller and the Shareholder, jointly and severally, shall indemnify and hold harmless Purchaser against and in respect of all demands, claims, actions, liabilities, damages, losses, judgments, assessments, costs and expenses (including without limitation interest, penalties and attorney fees) (individually a “Claim” and collectively the “Claims”) asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, and arising out of or resulting from (a) a breach of any representation, warranty, covenant or agreement made or to be performed by Seller or the Shareholder under this Agreement, (b) any requirement that Purchaser satisfy or perform any Liability of Seller or the Shareholder that is not an Assumed Liability, (c) any fraud or willful misconduct by the Seller or the Shareholder in connection with this Agreement or the Contemplated Transactions or (d) the conduct of the Business prior to the Closing Date.

5.3   Notification Purchaser if seeking indemnification hereunder shall hereinafter be referred to as the “Indemnified Party” and Seller and the Shareholder shall hereinafter be referred to as the “Indemnifying Parties.” The Indemnified Party shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which the Indemnified Parties may be entitled to indemnification pursuant to this Section 5, promptly notify the Indemnifying Parties in writing of such matter. The failure of the Indemnified Party to notify the Indemnifying Parties of any Claim with respect to which the Indemnified Party may be entitled to indemnification hereunder will not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Parties are materially prejudiced thereby; provided, that the Indemnified Party shall be deemed to have notified the Indemnifying Party by giving written notice of any such Claim to the Seller or the Shareholder.

5.4   Settlement and Defense of Claims. Except as hereinafter provided, upon receiving notice thereof in accordance with the provisions of Section 5.3 hereof, the Indemnifying Parties shall have the right to settle at its own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of its own choosing and at its own cost and expense, any third party action which may be brought in connection therewith; provided, that the Indemnifying Parties shall be required to keep the Indemnified Party fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Indemnified Party shall have the right to fully participate in the defense or settlement of any Claim at its own expense, except for its reasonable attorneys fees which shall be paid by the Indemnifying Parties, if a third legal counsel chosen by the legal counsel of the Sellers and the Indemnified Party determines that: (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to Indemnifying Parties and which could not be adequately advanced by counsel chosen by the Indemnified Party, or (b) a conflict or potential conflict exists between Indemnifying Parties and such Indemnified Party that would make such separate representation advisable. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, settle or compromise or consent to the entry of any judgment in any pending or the threatened claim, action or proceeding to which such Indemnified Party is a party.

5.5   Cooperation of Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Parties in connection with the settlement or defense of any Claim. In addition, except as hereinafter provided, the Indemnified Party shall not pay or voluntarily permit the determination of any Claim while the Indemnifying Party is negotiating the settlement thereof or litigating the Claim, except with the prior written consent of the Indemnifying Party.

5.6   Assumption by Indemnified Party. Notwithstanding anything contained herein to the contrary, the Indemnified Party may, by releasing the Indemnifying Party from liability to him or it with respect to such Claim, take over and assume the settlement and defense of any Claim.

5.7   Purchaser Indemnification. In no event shall the Purchaser have any liability whatsoever to the Seller Parties in connection with Section 5 of this Agreement or otherwise.

6.     General Provisions.

6.1   Expenses. Each party shall pay its own legal, accounting and other expenses.

6.2   Headings. Headings are for convenience and are not admissible as to construction.

6.3   Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or sent by overnight courier or delivery service or facsimile transmission to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices, except notices of change of address, shall be deemed given one business day if they have been mailed by overnight courier or delivery service, or immediately if they have been hand delivered or faxed, and notices of change of address shall be deemed given when received. Notice shall be sent to the following addresses, unless otherwise changed as set forth herein:

If to Seller:	Gold Leaf Homes, Inc.
5802 FM 1488
Magnolia, TX 77354
Attn: Tom Redmon
Facsimile: (936) 321-6744

If to Shareholder:	Tom Redmon

Facsimile:

If to Bluestar:	Bluestar Health, Inc.
19901 Southwest Freeway
Sugar Land, TX 77479
Attn: Alfred Oglesby
Facsimile: (281) 207- 5486

If to Purchaser:	Bluestar Health, Inc.
19901 Southwest Freeway
Sugar Land, TX 77479
Attn: Alfred Oglesby
Facsimile: (281) 207- 5486

with a copy to:

The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92618
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 635-1244

6.4   Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

6.5   Application of Law; Venue. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas. Venue for any cause of action brought relating to this Agreement or the Contemplated Transactions shall be Harris County, Texas.

6.6   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7   No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

6.8   Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such disputes, including reasonable attorneys’ fees.

6.9   Binding Agreements; Non Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable, unless specifically noted.

6.10         Entire Agreement; Waiver. This Agreement of the parties hereto with respect to the subject matter hereof, along with the exhibits and schedules hereto, constitutes the entire agreement between the parties, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege. The rights and remedies herein shall be cumulative and not exclusive of any right or remedies provided by law.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

“BLUESTAR”
BLUESTAR HEALTH, INC.

By:	/s/ Alfred Oglesby
Alfred Oglesby, President

“PURCHASER”

By:	/s/ Alfred Oglesby
Alfred Oglesby, President

“SELLER”
GOLD LEAF HOMES, INC.

By:	/s/ Tom Redmon
Tom Redmon, President

“SHAREHOLDER”

/s/ Tom Redmon
Tom Redmon

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2	Excluded Assets

Schedule 2.6	Material Contracts

Schedule 2.10.1	Personnel

Exhibit A	Assets

Exhibit B	Assumed Liabilities

Exhibit C	Transitional Agreement

Exhibit D	Escrow Agreement